EXHIBIT 99.1

500 Spruce Tree Centre 1600 University Avenue West St. Paul, Minnesota 55104-3825 USA 651.603.7700 Fax: 651.603.7795 www.imagesensing.com

FOR IMMEDIATE RELEASE

Contact:	Lisa Chubb Image Sensing Systems 651.603.7700 lchubb@imagesensing.com

Image Sensing Systems and Econolite Amend Agreement

ST. PAUL, MN (July 3, 2014) – Image Sensing Systems, Inc. (ISS) (NASDAQ: ISNS) announced today that it has amended its long-time agreement with Econolite Control Products, Inc. (Econolite). As of July 14, 2014, domestic marketing and manufacturing of the Autoscope RTMS radar product line will transition from Econolite to ISS. Econolite will continue to manufacture, market and distribute ISS’ video detection products for the Americas, and both companies will work together to make this transition as seamless as possible for their customers, partners and distributors.

“We want to thank Econolite for its continued support”, said Kris Tufto, CEO of Image Sensing Systems, Inc. “As our market evolves, we continue to deepen our relationship with Econolite to deliver market leading vehicle detection solutions to alleviate traffic congestion problems.”

Autoscope RTMS is a market leader in side-fire vehicle detection radar, and the launch of ISS’s new Sx-300 continues to provide the industry with reliable detection. The Autoscope RTMS Sx-300 provides advanced vehicle detection with the accuracy needed to help keep the daily commute free of congestion. The Sx-300 provides a fully automated set-up feature that self-detects and self-calibrates detection zones, providing users with a simple and cost effective installation process. Additionally, the Autoscope RTMS Sx-300 continues to provide the industry leading Zero SetbackTM capability and offers a best in class five-year warranty.

About Image Sensing Systems

Image Sensing Systems, Inc. is a global company dedicated to helping improve safety and efficiency for cities and highways by developing and delivering above-ground detection technology, applications and solutions. We give Intelligent Transportation Systems (ITS), security, police and parking professionals more precise and accurate information – including real-time reaction capabilities and in-depth analytics to make more confident and proactive decisions. We are headquartered in St. Paul, Minnesota. Visit us on the web at imagesensing.com.

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